EXHIBIT 12.2

CBRE HOLDING, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

(Dollars in thousands)

	Predecessor	Predecessor	Predecessor	Predecessor	Company	Company	Company	Company		Company		Company
	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CB Richard Ellis Services, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.	CBRE Holding, Inc.		CBRE Holding, Inc.		CBRE Holding, Inc.
	Twelve Months Ended December 31, 1998	Twelve Months Ended December 31, 1999	Twelve Months Ended December 31, 2000	Period from January 1, 2001 through July 20, 2001	February 20, 2001 (inception) through December 31, 2001	Twelve Months Ended December 31, 2002	Nine Months Ended September 30, 2002	Nine Months Ended September 30, 2003		Pro Forma Twelve Months Ended December 31, 2002		Pro Forma Nine Months Ended September 30, 2003
Income (loss) before provision for income taxes	$50,483	$39,461	$68,139	$(32,910)	$35,442	$48,833	$10,226	$(40,079)		$(12,660)		$(30,370)
Less: Equity income from unconsolidated subsidiaries	3,443	7,528	7,112	2,854	1,661	8,968	5,880	9,795		8,968		9,795
Add: Distributed earnings of unconsolidated subsidiaries	2,267	12,662	8,389	2,844	2,408	10,417	8,474	8,051		10,417		8,051
Fixed charges	42,089	56,524	59,985	31,063	38,618	83,019	63,230	80,292		122,622		98,342

Total earnings before fixed charges	$91,396	$101,119	$129,401	$(1,857)	$74,807	$133,301	$76,050	$38,469		$111,411		$66,228

Fixed charges:
Portion of rent expense representative of the interest factor (1)	$11,042	$17,156	$18,285	$10,760	$8,901	$22,518	$16,889	$20,773		$32,284		$26,583
Interest expense	31,047	39,368	41,700	20,303	29,717	60,501	46,341	59,519		90,338		71,759

Total fixed charges	$42,089	$56,524	$59,985	$31,063	$38,618	$83,019	$63,230	$80,292		$122,622		$98,342

Ratio of earnings to fixed charges	2.17	1.79	2.16	n/a (2)	1.94	1.61	1.20	0.48	(3)	0.91	(4)	0.67	(5)

(1)	Represents one-third of operating lease costs, which approximates the portion that relates to the interest portion.

(2)	The ratio of earnings to fixed charges was negative for the period from January 1, 2001 to July 20, 2001. Additional earnings of $32.9 million would be needed to have a one-to-one ratio.

(3)	Additional earnings of $41.8 million would be needed to have a one-to-one ratio of earnings to fixed charges.

(4)	Additional earnings of $11.2 million would be needed to have a one-to-one ratio of earnings to fixed charges.

(5)	Additional earnings of $32.1 million would be needed to have a one-to-one ratio of earnings to fixed charges.